Exhibit 4.1

SUPPLEMENTAL INDENTURE

This SUPPLEMENTAL INDENTURE, dated as of May 2, 2011 (the “Supplemental Indenture”), is by and among Norcraft Holdings, L.P., a Delaware limited partnership (the “Issuer”), Norcraft Capital Corp., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

RECITALS

WHEREAS, the Issuers and the Trustee have previously become parties to an Indenture, dated as of August 17, 2004 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of the Issuers’ 9- 3/4% Senior Discount Notes due 2012 (the “Notes”);

WHEREAS, the Issuers propose to amend the Indenture and the Notes as contemplated by this Supplemental Indenture (such amendments, collectively, the “Amendments”);

WHEREAS, pursuant to Section 9.02 of the Indenture, the Issuers and the Trustee may amend or supplement the Indenture and the Notes as contemplated by this Supplemental Indenture with the consent of the Holders of at least a majority in aggregate principal amount at maturity of the outstanding Notes;

WHEREAS, the Issuers have obtained the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the outstanding Notes, pursuant to the Offer to Purchase and Consent Solicitation Statement, dated April 19, 2011 (as amended, supplemented or otherwise modified from time to time, the “Consent Solicitation Statement”), to the Amendments upon the terms and subject to the conditions set forth therein;

WHEREAS, the Issuers have done all things necessary to make this Supplemental Indenture a valid agreement of the Issuers in accordance with the terms of the Indenture and have satisfied all other conditions required under Article Nine of the Indenture; and

WHEREAS, pursuant to Section 9.07, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, in order to effect the Amendments, the Issuers agree with the Trustee as follows:

ARTICLE I

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

1.1 Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.

1.2 Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.

1.3 Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Issuers shall bind their successors and assigns, whether so expressed or not.

1.4. Separability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

1.5 Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.

1.6 Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.

1.7 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

1.8 Reference to and Effect on the Indenture.

(a) On and after the Operative Date (as defined in Section 2.1 below), each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.

(b) Except as amended by this Supplemental Indenture on the Operative Date, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.

ARTICLE II

AMENDMENTS OF THE INDENTURE AND NOTES

2.1 Amendment to Indenture and Notes. Following the execution and delivery by the Issuers and the Trustee of this Supplemental Indenture, the terms hereof shall become operative on the initial date (the “Operative Date”) of acceptance for purchase by the Issuer of the Notes validly tendered in the tender offer contemplated by the Consent Solicitation Statement. Effective as of the Operative Date, the Supplemental Indenture hereby amends the Indenture and Notes as provided for herein, provided that the Amendments in Section 2.2(b) shall not become operative unless the Issuers have obtained the consent of the Holders of at least two-thirds in aggregate principal amount at maturity of the outstanding Notes pursuant to the Consent Solicitation Statement. If the Operative Date does not occur on or prior to the Initial Payment Date (as defined in the Consent Solicitation Statement), then the terms of this Supplemental Indenture shall be null and void and the Indenture and Notes shall continue in full force and effect without any modification or amendment hereby.

2.2 Deletion or Amendment of Certain Provisions.

(a) Amendments.

(i) As of the Operative Date, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections and any and all obligations thereunder are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect.

•	SECTION 4.02 Maintenance of Office or Agency

•	SECTION 4.03 Corporate Existence

•	SECTION 4.04 Payment of Taxes and Other Claims

•	SECTION 4.05 Maintenance of Properties and Insurance

•	SECTION 4.06 Compliance Certificate; Notice of Default

•	SECTION 4.07 Compliance with Laws

•	SECTION 4.08 Waiver of Stay, Extension or Usury Laws

•	SECTION 4.09 Change of Control

•	SECTION 4.10 Limitations on Additional Indebtedness

•	SECTION 4.11 Limitations on Restricted Payments

•	SECTION 4.12 Limitations on Liens

•	SECTION 4.13 Limitations on Asset Sales

•	SECTION 4.14 Limitations on Transactions with Affiliates

•	SECTION 4.15 Limitations on Dividend and Other Restrictions Affecting Restricted Subsidiaries

•	SECTION 4.16 Future Subsidiary Guarantees

•	SECTION 4.17 No Senior Subordinated Debt

•	SECTION 4.18 Reports to Holders

•	SECTION 4.19 Limitations on Designation of Unrestricted Subsidiaries

•	SECTION 4.20 Limitations on Sale and Leaseback Transactions

•	SECTION 4.21 Limitation on Issuances or Sale of Equity Interests of Restricted Subsidiaries

•	SECTION 4.22 Business Activities

•	SECTION 4.23 Payments for Consent

•	SECTION 4.24 Limitation on Activities of the Co-Issuer

•	SECTION 5.01 Mergers, Consolidations, Etc.

(ii) As of the Operative Date, each of clauses (3), (4), (5), (6) and (7) of Section 6.01 and each of clauses (2), (3), (4), (5) and (6) of Section 8.03 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Issuers shall be released from any and all of their obligations thereunder.

(iii) As of the Operative Date, clause (7) of Section 8.03 is hereby deleted in its entirety and replaced with the following:

“(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the condition provided for in, in the case of the Officers’ Certificate, clause (1) and, in the case of the Opinion of Counsel, clause (1) (with respect to the validity and perfection of the security interest) of this paragraph has been complied with.”

2.3 Other Amendments to the Indenture. All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.2(a) and, as applicable, 2.2(b) of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.2(a) and, as applicable, Section 2.2(b) of this Supplemental Indenture are hereby deleted. All cross-references in the Indenture to sections and clauses deleted by Section 2.2 of this Supplemental Indenture shall also be deleted in their entirety.

ARTICLE III

AMENDMENT TO THE NOTES

The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.2(a), 2.2(b), as applicable, and 2.3 hereof. Upon the Operative Date, such provisions from the Notes shall be deemed deleted or amended as applicable.

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This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the date first written above.

NORCRAFT HOLDINGS, L.P., as Issuer

By:	Norcraft GP, L.L.C.,
its General Partner

By:	/s/ LEIGH GINTER
Name:	Leigh Ginter
Title:	Chief Financial Officer

NORCRAFT CAPITAL CORP., as Co-Issuer

By	/s/ LEIGH GINTER
Name:	Leigh Ginter
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ JOSHUA A. HAHN
Name:	Joshua A. Hahn
Title:	Assistant Vice President

Supplemental Indenture (9- 3/4% Senior Discount Notes due 2012)